Exhibit No. 99.1



NEWS FROM FAIR, ISAAC                                           NYSE SYMBOL: FIC

FOR IMMEDIATE RELEASE                                Contact: Peter L. McCorkell

                                                                  (415) 491-5101

March 8, 1999

          Fair, Isaac Announces New e-Business and Telecom Initiatives

                        and Realignment of Existing Units

San Rafael, California--Fair, Isaac and Company, Incorporated (NYSE: FIC) today announced that it will form new business units to pursue opportunities in the electronic commerce and telecommunications industries. At the same time the company announced the realignment of existing business and service units to support these new initiatives, to provide a more cohesive and comprehensive array of products and services to the financial services industry, and to continue its ventures in healthcare information.

Fair, Isaac President & CEO Larry Rosenberger described these announcements as the result of a comprehensive review of the company's vision and strategic plan carried out over the past six months. He said, "Fair, Isaac's vision is to become the global leader in providing critical decision control systems for maximizing customer profitability in selected markets in the physical and Web worlds. The markets we have elected to actively pursue at this time are financial services, healthcare information, telecommunications and eBusiness, each of which will be served by a market-facing business unit providing product and service management, sales, and alliance management functions."

 "We realize that significant changes in our organizational structure are needed to allow us to continue to effectively serve our existing clients and efficiently pursue major new opportunities." Rosenberger described the new organization as follows: "The four market-oriented business units will be supported by three cross-market functional units:

[] Delivery, including data management services, consulting, and product implementation and support;

[] Development, including analytic development, software development, and investigation of emerging technologies; and

[]   Corporate  Services,   including  corporate  marketing,   human  resources,
     information systems and technologies, legal, and facilities.

 "Our Credit, DynaMark and Risk Management Technologies units now serve a largely overlapping base of clients. In addition, the lines between different types of financial services companies--banks, finance companies, investment managers, and insurers--are becoming less distinct. We want to provide a wider--but more cohesive--array of products and services to a broader spectrum of potential clients in


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this  rapidly  evolving  industry.  Our  new  Financial  Services  unit  will be responsible for client and alliance relationships with all financial service providers, including insurance companies. This unit will be led by Executive Vice President Patrick G. Culhane, who currently heads our Credit business unit.

 "Executive Vice President Barrett B. Roach will continue to head up the Healthcare Information unit. The immediate focus of this unit is to establish market acceptance of the healthcare receivables management product which we introduced in 1998. This unit will also continue to support the pharmaceutical decision services now provided through both Fair, Isaac and its DynaMark subsidiary.

 "We see several major opportunities in the telecommunications industry: receivables management and direct marketing capabilities are already being provided by our Credit and DynaMark units. The formation of a new unit, focused solely on this industry, is expected to increase penetration of these products and services and also allow us to pursue additional opportunities in telecommunications

 "The new eBusiness unit will provide unique decision control solutions for new players in the Web world that do not fall into any of our other market segments, such as internet portals, eBusiness solutions providers, and online merchants. We are initiating searches for the leaders of the eBusiness and Telecommunications units.

 "Kenneth M. Rapp, now the president of our DynaMark subsidiary will lead the new Delivery unit. One of the opportunities we see here is the ability to offer our clients the option of obtaining many capabilities either in the form of in-house systems or in a service-bureau mode, but always with the exceptional level of client care that they have come to expect from DynaMark. The Corporate Services unit will be headed by Executive Vice President H. Robert Heller. His mission is to improve and coordinate these services across the entire organization while decreasing G&A expenses as a percentage of revenues.

 "The market-facing business units and the cross-functional units will report to John Woldrich, our Chief Operating Officer. Corporate Finance, under the leadership of Vice President Lennox L. Vernon, will continue to report directly to me. Research and development activities, which are now carried on in a number of different units throughout the organization, will be combined in the new Development unit. For the time being, I will personally head up this unit." Mr. Rosenberger was in charge of Fair, Isaac's Research and Development division prior to becoming President and CEO in 1991.

Mr. Rosenberger said he did not expect the new initiatives to have a significant impact on the company's operating margins for the remainder of the 1999 fiscal year which ends on September 30. He went on, "Depending on the pace of investment, particularly in the area of eBusiness, there will probably be some downward pressure on margins in our 2000 fiscal year. We really won't be able to quantify that until the heads of the new eBusiness and telecommunications units are on board and have a chance to develop detailed business plans. However, our expectation is that any additional investments will offer a relatively quick payback."

Since 1956, Fair, Isaac has helped businesses maximize the value of data for strategic decision making. The Company pioneered the commercial development of empirically derived predictive models for the credit industry and popularized their use in lending decisions. Today, Fair, Isaac and its subsidiaries provide data-driven decision support solutions to a variety of industries, worldwide, including financial services, direct marketing, personal lines insurance, retail, health care, and telecommunications. Primary areas of focus include customer and operational data management and modeling, information analysis, strategy design, and software. Headquartered in San Rafael, California, Fair, Isaac employs more than 1,500 people and has offices throughout the United States and Europe as well as in Canada, Mexico,


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Brazil,  South Africa,  and Japan. For the fiscal year ended September 30, 1998, the Company recorded net income of $24.3 million ($1.68 per share, diluted) on revenues of $245.5 million. For the quarter ended December 31, 1998, net income was $7.0 million ($.49 per share, diluted) on revenues of $68.0 million.

This press release contains certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Such factors include, but are not limited to, the
Company's ability to recruit and maintain key technical and managerial personnel, the maintenance of its existing relationships with key alliance partners, its ability to continue to develop new and enhanced products and services, competition, market demand, and other factors described in the Company's annual and quarterly reports to stockholders and its annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.



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